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                                                               Exhibit (a)(1)(D)


                        U.S. OFFER TO PURCHASE FOR CASH
                19,843,658 AMERICAN DEPOSITARY SHARES ("ADSS")

   REPRESENTING IN THE AGGREGATE 138,905,606 CLASS D SHARES OF COMMON STOCK

                                      OF

                      COMPANIA ANONIMA NACIONAL TELEFONOS
                             DE VENEZUELA (CANTV)

                                      FOR

                                $30.00 PER ADS

(EACH AMERICAN DEPOSITARY SHARE REPRESENTING SEVEN CLASS D SHARES OF COMMON
                                STOCK OF CANTV)

                                      BY

                      COMPANIA ANONIMA NACIONAL TELEFONOS
                             DE VENEZUELA (CANTV)

THE U.S. OFFER IS OPEN TO ALL HOLDERS OF AMERICAN DEPOSITARY SHARES AND  CLASS
                              D SHARES OF CANTV.

  THE U.S. OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 23, 2001, UNLESS THE U.S. OFFER IS EXTENDED.


                                                                October 24, 2001

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    CANTV, a company incorporated under the laws of Venezuela (the "Company" or "CANTV"), is making an offer to purchase 19,843,658 of its ADSs, for $30.00 per ADS, net to the seller in cash, less any withholding taxes and without interest thereon, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase dated October 24, 2001 (the "U.S. Offer to Purchase," which together with the related Letter of Transmittal ("Letter of Transmittal") and Notice of Guaranteed Delivery constitute the "U.S. Offer"). Class D shareholders may participate in the U.S. Offer by tendering their Class D Shares. Subject to prorationing, Class D Shares tendered into the U.S. Offer by each Class D shareholder will be exchanged for the number of ADSs to be purchased in the U.S. Offer from such Class D shareholder, without expense to such shareholder. Class D Shares not exchanged for ADSs will be returned to such shareholder as Class D Shares. See Section 3. For a description of prorationing, see Section 1. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold ADSs or Class D Shares in your name or in the name of your nominee.

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    The U.S. Offer is being made in conjunction with an offer in Venezuela (the
"Venezuelan Offer") by the Company to purchase 138,905,608 Class D Shares at $4.285714 per share (the same price being paid pursuant to the U.S. Offer, taking into account that seven Class D Shares are represented by each ADS). The U.S. Offer and the Venezuelan Offer are limited, in the aggregate, to a maximum of 138,905,608 Class D Shares (or ADSs representing Class D Shares). The
Company intends to treat the Offers as a single pool for proration purposes. If Class D Shares (including ADSs representing Class D Shares) representing more than 138,905,608 Class D Shares are tendered in the aggregate into the U.S. Offer and the Venezuelan Offer, a single proration factor will be computed. In the event that the price per share pursuant to the Venezuelan Offer is increased, the Company intends to make a corresponding increase to the price to be paid per ADS pursuant to the U.S. Offer, taking into account the number of Class D Shares represented by each ADS.

    Tenders of Class A shares, Class B shares and Class C shares are not being accepted pursuant to the U.S. Offer.

    The Company expressly reserves the right to (i) extend, amend or modify the terms of the U.S. Offer in any manner and (ii) withdraw or terminate the U.S. Offer and not accept for payment any ADSs or Class D Shares if any of the conditions to the U.S. Offer are not satisfied.

    For your information and for forwarding to those of your clients for whom you hold ADSs or Class D Shares registered in your name or in the name of your nominee(s), we are enclosing the following documents:

       1. The U.S. Offer to Purchase, dated October 24, 2001;

       2. A printed form of letter that may be sent to your clients for whose account you hold ADSs or Class D Shares registered in your name or in the name of a nominee(s), with space provided for obtaining such clients' instructions with regard to the U.S. Offer;

       3. The Letter of Transmittal (together with accompanying Substitute Form W-9) to be used by holders of ADSs or Class D shareholders in tendering ADSs or Class D Shares;

       4. The Notice of Guaranteed Delivery to be used to tender ADSs or Class D Shares into the U.S. Offer if ADRs evidencing ADSs or Class D share certificates representing Class D Shares and all other required documents are not immediately available or cannot be delivered to the Receiving Agent by the expiration date of the U.S. Offer or if, in the case of book-entry delivery of ADSs, the procedures for book-entry transfer set forth under the section "Procedure for Tendering in the U.S. Offer; Valid Tender" of the Offer to Purchase cannot be completed by the expiration date of the U.S. Offer;

       5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9. ADS holders or Class D shareholders who fail to complete and sign the Substitute Form W-9 may be subject to a federal backup withholding tax; and

       6. A return envelope addressed to The Bank of New York (the "Receiving Agent") for your use only.

    The Company will not pay any fees or commissions to any broker or dealer or any other person (other than the fees of the Information Agent as described in the U.S. Offer to Purchase) in connection with the solicitation of tenders of ADSs and Class D Shares. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. The Company will pay or cause to be paid any transfer taxes with respect to the transfer and sale of ADSs (including ADSs for which Class D Shares have been exchanged) to it or its order pursuant to the U.S. Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.


    Your prompt action is requested. We urge you to contact your clients as promptly as possible. The U.S. Offer, proration period and withdrawal rights will expire at 5:00 P.M. New York City time on November 23, 2001, unless the U.S. Offer is extended.

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    YOUR ATTENTION IS INVITED TO THE FOLLOWING:

       1. The consideration per ADS (including ADSs for which Class D Shares have been exchanged) is $30.00 in cash, less any withholding taxes and without interest thereon. The U.S. Offer is open to all holders of ADSs and all Class D shareholders.

       2. The U.S. Offer is being made for 19,843,658 ADSs which is the equivalent of 138,905,606 Class D Shares.

       3. Tendering ADS holders and Class D shareholders will not be obligated to pay transfer taxes, except as set forth in Instruction 6 of the Letter of Transmittal, on the transfer of ADSs (including ADSs for which Class D Shares have been exchanged) pursuant to the U.S. Offer. However, U.S. federal income tax backup withholding may be required, unless the required taxpayer identification information is provided. See Instruction 11 of the Letter of Transmittal.

       4. The U.S. Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on November 23, 2001, unless the U.S. Offer is extended.

       5. As of the date hereof, the Board of Directors of CANTV has taken a neutral position with respect to the U.S. Offer.

       6. Notwithstanding any other provision of the U.S. Offer, payment of $30.00 in cash for each ADS (including ADSs for which Class D Shares have been exchanged) accepted for payment pursuant to the U.S. Offer will, in all cases, be made only after timely receipt by the Receiving Agent of (a) ADRs evidencing ADSs or Class D share certificates representing Class D Shares pursuant to the procedures set forth under the section "Procedure for Tendering in the U.S. Offer" of the U.S. Offer to Purchase, or a timely book-entry confirmation with respect to such ADSs, (b) the Letter of Transmittal properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the U.S. Offer to Purchase) in lieu of the Letter of Transmittal in connection with a book-entry transfer, and (c) any other documents required by the Letter of Transmittal.

       7. The U.S. Offer is subject to the conditions described under the section "Conditions of the U.S. Offer" of the U.S. Offer to Purchase.

    In order to tender ADSs or Class D Shares into the U.S. Offer: (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantee, or an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and other required documents should be sent to the Receiving Agent; and (ii) ADRs representing the tendered ADSs or Class D share certificates representing Class D Shares or a timely book-entry confirmation for ADSs should be delivered to the Receiving Agent, in each case in accordance with the instructions set forth in the Letter of Transmittal and the U.S. Offer to Purchase.

    If holders of ADSs or Class D Shares wish to tender, but it is impracticable for them to forward their ADRs, Class D share certificates or other required documents or complete the procedures for book-entry transfer prior to the expiration date of the U.S. Offer, a tender may be effected by following the Guaranteed Delivery Procedures specified under the section "Procedure for Tendering in the U.S. Offer" of the U.S. Offer to Purchase.

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    Any inquiries you may have with respect to the U.S. Offer should be addressed to Georgeson Shareholder Communications Inc., the Information Agent for the U.S. Offer, at its address and telephone numbers set forth below.

                 The Information Agent for the U.S. Offer is:

[LOGO] Georgeson Shareholder

                                17 State Street
                           New York, New York 10004
                    (800) 223-2064 (TOLL-FREE IN THE U.S.)
                 +1 (212) 440-9800 (COLLECT OUTSIDE THE U.S.)
    Nothing contained herein or in the enclosed documents shall constitute you or any other person the agent of the Company, the Receiving Agent, the Information Agent or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the U.S. Offer other than the enclosed documents and the statements contained therein.

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